Issuer Free Writing Prospectus
Dated August 4, 2026
Filed pursuant to Rule 433
Registration No. 333-297918

Skyworks Solutions, Inc.

$800,000,000 5.000% Senior Notes due 2028

$600,000,000 5.750% Senior Notes due 2032

$600,000,000 6.250% Senior Notes due 2036

Pricing Term Sheet

	5.000% Senior Notes due 2028	5.750% Senior Notes due 2032	6.250% Senior Notes due 2036
	(the “2028 Notes”)	(the “2032 Notes”)	(the “2036 Notes” and, together with the 2028 Notes and the 2032 Notes, the “notes”)
Issuer:	Skyworks Solutions, Inc.	Skyworks Solutions, Inc.	Skyworks Solutions, Inc.
Principal Amount:	$800,000,000	$600,000,000	$600,000,000
Coupon:	5.000%	5.750%	6.250%
Format:	SEC Registered	SEC Registered	SEC Registered
Trade Date:	August 4, 2026	August 4, 2026	August 4, 2026
Settlement Date:	August 10, 2026 (T+4)(1)	August 10, 2026 (T+4)(1)	August 10, 2026 (T+4)(1)
Maturity Date:	August 10, 2028	January 10, 2032	August 10, 2036
Public Offering Price:	99.722% of the principal amount	99.932% of the principal amount	98.680% of the principal amount
Yield to Maturity:	5.148%	5.766%	6.431%
Benchmark Spread to Treasury:	95 basis points	143 basis points	180 basis points
Benchmark Treasury Issue:	4.250% due July 31, 2028	4.375% due July 31, 2031	4.375% due May 15, 2036
Benchmark Treasury Price:	100-03 ⅛	100-05+	98-00
Benchmark Treasury Yield:	4.198%	4.336%	4.631%
Interest Payment Dates:	February 10 and August 10, commencing February 10, 2027	January 10 and July 10, commencing January 10, 2027	February 10 and August 10, commencing February 10, 2027
Optional Redemption:	Par call: None. Make-whole call at T+15 basis points.	Par call on or after December 10, 2031 (the date that is one month prior to maturity). Make-whole call at T+25 basis points.	Par call on or after May 10, 2036 (the date that is three months prior to maturity). Make-whole call at T+30 basis points.
Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal amount of the 2028 Notes then outstanding plus accrued and unpaid interest to, but not including, the date of the special mandatory redemption if (i) the consummation of the Mergers (as defined in the prospectus supplement) does not occur on or before 11:59 p.m. Pacific Time on November 3, 2027, (ii) the Issuer notifies the trustee and the holders of the 2028 Notes that the Issuer will not pursue the consummation of the Mergers or (iii) the Merger Agreement (as defined in the prospectus supplement) has been terminated without the consummation of the Mergers (any event described in clause (i), (ii) or (iii), a “Special Mandatory Redemption Trigger”).	None.	Mandatorily redeemable at 101% of the principal amount of the 2036 Notes then outstanding plus accrued and unpaid interest to, but not including, the date of the special mandatory redemption upon the occurrence of a Special Mandatory Redemption Trigger.

Change of Control Repurchase Event Put:	101% of the principal amount plus accrued interest to, but not including, the repurchase date.	101% of the principal amount plus accrued interest to, but not including, the repurchase date.	101% of the principal amount plus accrued interest to, but not including, the repurchase date.
CUSIP:	83088MAP7	83088MAQ5	83088MAR3
ISIN:	US83088MAP77	US83088MAQ50	US83088MAR34
Ratings*:	BBB- (stable) / BBB+ (negative) (S&P/Fitch)	BBB- (stable) / BBB+ (negative) (S&P/Fitch)	BBB- (stable) / BBB+ (negative) (S&P/Fitch)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Academy Securities, Inc. BNP Paribas Securities Corp. Oversea-Chinese Banking Corporation Limited** PNC Capital Markets LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.***	Academy Securities, Inc. BNP Paribas Securities Corp. Oversea-Chinese Banking Corporation Limited** PNC Capital Markets LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.***	Academy Securities, Inc. BNP Paribas Securities Corp. Oversea-Chinese Banking Corporation Limited** PNC Capital Markets LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.***
Co-Managers:	Bank of China (Europe) S.A. HSBC Securities (USA) Inc.	Bank of China (Europe) S.A. HSBC Securities (USA) Inc.	Bank of China (Europe) S.A. HSBC Securities (USA) Inc.

(1) The Issuer expects that delivery of the notes will be made against payment therefor on or about August 10, 2026, which will be the fourth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day before settlement will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the first business day before settlement should consult their own advisors.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States.  Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States.  OCBC shall offer and sell the notes constituting part of its allotment solely outside the United States.

***U.S. Bancorp Investments, Inc., is an affiliate of the trustee under the indenture governing the notes.

The Issuer has filed an automatic shelf registration statement on Form S-3ASR, including a prospectus dated August 3, 2026 (File No. 333-297918) and a preliminary prospectus supplement dated August 3, 2026 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.